                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

     As independent petroleum engineers, Joe C. Neal & Associates hereby consents to the use of our report dated October 31, 1996 entitled "Parallel Petroleum Corporation Evaluation of Oil and Gas Reserves, Effective Date September 30, 1996", and to all references to our firm included in or made a part of this Registration Statement on Form S-2 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the incorporation by reference into the Parallel Petroleum Corporation Registration Statement on Form S-2 of all references to our firm included in or made a part of the annual report on Form 10-K of Parallel Petroleum Corporation for the fiscal year ended December 31, 1995.

                                            /s/  JOE C. NEAL & ASSOCIATES

Midland, Texas
November 7, 1996